FIRST AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT
between

KORNITZER CAPITAL MANAGEMENT, INC.
and
BUFFALO FUNDS

THIS FIRST AMENDMENT dated as of February 20, 2025, to the Amended and Restated Management Agreement, dated as of July 1, 2019 (the “Agreement”), is entered into by and between Buffalo Funds (the “Trust”), on behalf of the Buffalo Early Stage Growth Fund (f/k/a Buffalo Emerging Opportunities Fund) (the “Fund”), and Kornitzer Capital Management, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect the Fund’s change in name from “Buffalo Emerging Opportunities Fund” to “Buffalo Early Stage Growth Fund.”

NOW, THEREFORE, the parties agree that all references to “Buffalo Emerging Opportunities Fund” are hereby replaced by “Buffalo Early Stage Growth Fund.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BUFFALO FUNDS On behalf of the Buffalo Early Stage Growth Fund	KORNITZER CAPITAL MANAGEMENT, INC.
By: /s/ Laura Symon Browne	By: /s/ Joe Neuberger
Name: Laura Symon Browne	Name: Joe Neuberger
Title: President	Title: President and CEO